Zumiez Inc. Reports July 2014 Sales Results

Net Sales Increased 11.9% to $62.8 Million; July 2014 Comparable Sales Increased 3.5%

LYNNWOOD, WA -- (Marketwired - August 06, 2014) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended August 2, 2014 increased 11.9% to $62.8 million, compared to $56.1 million for the four-week period ended August 3, 2013. The Company's comparable sales increased 3.5% for the four-week period ended August 2, 2014 compared to a comparable sales increase of 0.8% for the four-week period ended August 3, 2013.

To hear the Zumiez prerecorded July sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of August 2, 2014 we operated 582 stores, included 535 in the United States, 33 in Canada, and 14 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200